Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-251614) and Form S-8 (No. 333-273912, 333-224897, 333-219960, 333-211302, and 333-191518) of Evoke Pharma, Inc. (the “Company”) of our report dated March 14, 2024, except for the effect of the restatement disclosed in Note 10 of the financial statements, as to which the date is May 14, 2024, relating to the financial statements which appears in this Annual Report on Form 10-K. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, P.C.

San Diego, California

May 14, 2024